UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 19, 2007

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI	000-26020	43-1641533
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices)

561-805-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 27, 2005, Applied Digital Solutions, Inc. (the "Company") and VeriChip Corporation ("VeriChip"), a subsidiary of the Company, entered into a loan agreement, a revolving line of credit note and a security agreement to memorialize the terms of existing advances to VeriChip and provide the terms under which the Company would lend additional funds to VeriChip. On October 6, 2006, the Company and VeriChip amended the existing loan agreement by entering into the First Amendment to Commercial Loan Agreement, the Amended and Restated Revolving Line of Credit Note and the First Amendment to Security Agreement (collectively, the "Amended Agreements") that provided for additional available borrowings under the loan. Among other things, the Amended Agreements:

•	Increased the principal amount available under the revolving line of credit to $13.0 million and amended the face amount of the promissory note to that amount;

•
Modified the interest rate on all existing and future borrowings to a fixed rate of 12% per annum (previously the note had accrued interest at a rate equal to the prime rate of interest as published from time to time in The Wall Street Journal); and

•
Amended the renewal date relating to the Company’s option to extend the repayment date of the note from June 27, 2007 to July 1, 2008 so that the Company, at its sole discretion, had the option to extend the note on July 1, 2008 and on each anniversary date thereof until the final maturity date of December 27, 2010.

On January 19, 2007, the Company and VeriChip entered into the Second Amendment to Commercial Loan Agreement, the Second Amended and Restated Revolving Line of Credit Note and the Second Amendment to Security Agreement (collectively, the "Second Amended Agreements"). These Second Amended Agreements provide for the following:

•	The increase in the maximum principal amount of indebtedness that VeriChip may incur prior to the consummation of its planned initial public offering to $14.5 million;

•
The loan ceasing to be a revolving line of credit and VeriChip having no ability to incur additional indebtedness to the Company under the loan agreement upon the consummation of VeriChip's initial public offering;

•	Interest continuing to accrue on the outstanding indebtedness at a rate of 12% per annum;

•
VeriChip’s partial repayment of its indebtedness to the Company, in the amount of $7.0 million, within ten (10) days after the consummation of its planned initial public offering, pursuant to an effective registration statement filed with the Securities and Exchange Commission;

•
VeriChip, assuming the consummation of its planned initial public offering and its $7.0 million partial repayment to the Company during the timeline described above, not having an obligation to repay any additional amount of its indebtedness to the Company until January 1, 2008;

•
VeriChip, assuming the consummation of its planned initial public offering and its $7.0 million partial repayment to the Company during the timeline described above, repaying a portion of its indebtedness to the Company, on the first day of each month, in the amount of $250,000 per month, from January 1, 2008 through August 1, 2008;

•
VeriChip, assuming the consummation of its planned initial public offering and its $7.0 million partial repayment to the Company during the timeline described above, repaying a portion of its indebtedness to the Company, on the first day of each month, in the amount of $350,000 per month, from September 1, 2008 through July 1, 2009; and

•	VeriChip paying one final balloon payment equal to the then-outstanding principal amount, plus all accrued and unpaid interest and any fees or expenses outstanding, due the Company on August 1, 2009.

In the event VeriChip's planned initial public offering is not consummated on or before July 1, 2008, the loan will mature, and the then-outstanding principal amount, plus all accrued and unpaid interest and fees or expenses outstanding, shall be due and payable on July 1, 2008, unless the loan is extended pursuant to the terms of the loan agreement. Under the Amended Agreements, the Company, at its sole discretion, has the option to extend the note on July 1, 2008 and on each anniversary date thereof until the final maturity date of December 27, 2010.

The purpose of the amendments was to provide for additional availability under the loan, primarily to allow VeriChip to make the second purchase price payment in connection with its 2005 acquisition of Instantel Inc. and to pay costs associated with its planned initial public offering. A portion of the increase under the Second Amended Agreements was used to cover approximately $0.7 million of intercompany advances made to VeriChip by the Company during the first week of January 2007.

Except as set forth above, the Second Amended Agreements did not amend any other terms of the original loan documents.

The Second Amended Agreements are included in this Current Report as exhibits. For additional information concerning these loan agreements and the amendments entered into on October 6, 2006, please refer to the Company’s Current Reports on Form 8-K filed on January 3, 2006 and October 11, 2006.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amendment to Commercial Loan Agreement between Applied Digital Solutions, Inc. and VeriChip Corporation dated January 19, 2007

10.2	Second Amended and Restated Revolving Line of Credit Note between Applied Digital Solutions, Inc. and VeriChip Corporation dated January 19, 2007

10.3	Second Amendment to Security Agreement between Applied Digital Solutions, Inc. and VeriChip Corporation dated January 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Digital Solutions, Inc.

Date: January 24, 2007	/s/ Evan C. McKeown
Evan C. McKeown
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment to Commercial Loan Agreement between Applied Digital Solutions, Inc. and VeriChip Corporation dated January 19, 2007

10.2	Second Amended and Restated Revolving Line of Credit Note between Applied Digital Solutions, Inc. and VeriChip Corporation dated January 19, 2007

10.3	Second Amendment to Security Agreement between Applied Digital Solutions, Inc. and VeriChip Corporation dated January 19, 2007